EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FRIDAY, FEBRUARY 11, 2022

SOTHERLY HOTELS INC. COMPLETES SALE OF JEFFERSONVILLE, INDIANA HOTEL

Williamsburg, Virginia – February 11, 2022 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) announced that the Company has closed on the sale of the Sheraton Louisville Riverside Hotel (the “Hotel”) in Jeffersonville, Indiana for $11.5 million.

“We are pleased with the completion of the sale of the Sheraton Louisville Riverside Hotel,” noted Dave Folsom, Chief Executive Officer of the Company. “This hotel was identified as an asset that no longer fit the long-term strategic objectives of the Company. We believe the Company garnered an attractive valuation for the asset, which equates to approximately 21.0x EBITDA multiple and 2.5% cap rate based on 2019 results. This disposition will be immediately accretive to our cash flow, meanwhile it will allow the Company to streamline its management efforts and focus on growing its core portfolio in order to maximize value for shareholders.”

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Sotherly may also opportunistically acquire hotels throughout the United States. Currently, the Company’s portfolio consists of investments in eleven hotel properties, comprising 2,976 rooms, as well as interests in two condominium hotels and their associated rental programs. The Company owns hotels that operate under the Hilton Worldwide, Marriott International, Inc., and Hyatt Hotels Corporation brands, as well as independent hotels. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Mack Sims

Sotherly Hotels Inc.

306 South Henry Street, Suite 100

Williamsburg, Virginia 23185

(757) 229-5648